Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-02903, No. 333-04712, No. 333-87124, No. 333-102109, No. 333-125291, No. 333-134031 and No. 333-143285 on Form S-8, of our report relating to the financial statements of West Marine, Inc. dated April 4, 2008, (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a restatement and the adoption of two new accounting standards, and our report relating to the effectiveness of West Marine, Inc.’s internal control over financial reporting dated April 4, 2008 (which report expresses an adverse opinion on internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of West Marine, Inc. for the year ended December 29, 2007.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California April 4, 2008